Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of the following reports, in Amendment No. 8 to the Registration Statement on Form S-1 and related Prospectus of PennTex Midstream Partners, LP for the registration of common units representing limited partner interests:

•	Our report dated April 15, 2015 relating to the consolidated financial statements of PennTex North Louisiana, LLC and subsidiaries

•	Our report dated May 7, 2015 relating to the balance sheet of PennTex Midstream Partners, LP

/s/ Ernst & Young LLP

Houston, Texas

May 26, 2015